Exhibit 99.2

LIMITED BRANDS, INC.

TABLE OF CONTENTS

Page No.
Part I. Financial Information

Item 1. Financial Statements *

Consolidated Statements of Income for the Thirteen and Twenty-Six Weeks Ended August 1, 2009 and August 2, 2008 (Unaudited)	2

Consolidated Balance Sheets as of August 1, 2009 (Unaudited), January 31, 2009 and August 2, 2008 (Unaudited)	3

Consolidated Statements of Cash Flows for the Twenty-Six Weeks Ended August 1, 2009 and August 2, 2008 (Unaudited)	4

Notes to Consolidated Financial Statements (Unaudited)	5

Report of Independent Registered Public Accounting Firm	26

*	The Company’s fiscal year ends on the Saturday nearest to January 31. As used herein, “second quarter of 2009” and “second quarter of 2008” refer to the thirteen week periods ending August 1, 2009 and August 2, 2008, respectively. “Year-to-date 2009” and “year-to-date 2008” refer to the twenty-six week periods ending August 1, 2009 and August 2, 2008, respectively.

PART I—FINANCIAL INFORMATION

Item 1.	FINANCIAL STATEMENTS

LIMITED BRANDS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in millions except per share amounts)

(Unaudited)

	Second Quarter		Year-to-Date
	2009	2008	2009	2008
Net Sales	$2,067	$2,284	$3,792	$4,209
Costs of Goods Sold, Buying and Occupancy	(1,399)	(1,523)	(2,576)	(2,807)

Gross Profit	668	761	1,216	1,402
General, Administrative and Store Operating Expenses	(519)	(575)	(1,002)	(1,116)
Net Gain on Joint Ventures	9	—	9	109

Operating Income	158	186	223	395
Interest Expense	(58)	(47)	(120)	(92)
Interest Income	1	5	2	11
Other Income (Expense)	(2)	17	(3)	22

Income Before Income Taxes	99	161	102	336
Provision for Income Taxes	25	62	25	140

Net Income	74	99	77	196

Less: Net Income (Loss) Attributable to Noncontrolling Interest	—	(3)	—	(4)

Net Income Attributable to Limited Brands, Inc.	$74	$102	$77	$200

Net Income Attributable to Limited Brands, Inc. Per Basic Share	$0.23	$0.30	$0.24	$0.59

Net Income Attributable to Limited Brands, Inc. Per Diluted Share	$0.23	$0.30	$0.24	$0.58

Dividends Per Share	$0.15	$0.15	$0.30	$0.30

The accompanying Notes are an integral part of these Consolidated Financial Statements.

LIMITED BRANDS, INC.

CONSOLIDATED BALANCE SHEETS

(in millions except per share amounts)

	August 1, 2009	January 31, 2009	August 2, 2008
	(Unaudited)		(Unaudited)
ASSETS
Current Assets:
Cash and Cash Equivalents	$1,550	$1,173	$978
Accounts Receivable, Net	230	236	331
Inventories	1,091	1,182	1,220
Other	262	276	292

Total Current Assets	3,133	2,867	2,821
Property and Equipment, Net	1,850	1,929	1,933
Goodwill	1,441	1,426	1,673
Trade Names and Other Intangible Assets, Net	599	580	644
Other Assets	162	170	165

Total Assets	$7,185	$6,972	$7,236

LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	$508	$494	$536
Accrued Expenses and Other	557	669	628
Income Taxes	33	92	81

Total Current Liabilities	1,098	1,255	1,245
Deferred Income Taxes	220	213	175
Long-term Debt	3,251	2,897	2,901
Other Long-term Liabilities	740	732	716
Shareholders’ Equity:
Preferred Stock - $1.00 par value; 10 shares authorized; none issued	—	—	—
Common Stock - $0.50 par value; 1,000 shares authorized; 524 shares issued; 322, 321 and 339 shares outstanding, respectively	262	262	262
Paid-in Capital	1,541	1,544	1,537
Accumulated Other Comprehensive Income (Loss)	(22)	(28)	34
Retained Earnings	4,757	4,777	4,855
Less: Treasury Stock, at Average Cost; 202, 203 and 185 shares, respectively	(4,662)	(4,681)	(4,489)

Total Limited Brands, Inc. Shareholders’ Equity	1,876	1,874	2,199
Noncontrolling Interest	—	1	—

Total Equity	1,876	1,875	2,199

Total Liabilities and Equity	$7,185	$6,972	$7,236

The accompanying Notes are an integral part of these Consolidated Financial Statements.

LIMITED BRANDS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(Unaudited)

	Year-to-Date
	2009	2008
Operating Activities:
Net Income	$77	$196
Adjustments to Reconcile Net Income to Net Cash Provided by (Used for) Operating Activities:
Depreciation and Amortization of Long-lived Assets	191	184
Amortization of Landlord Allowances	(18)	(16)
Deferred Income Taxes	4	5
Excess Tax Benefits from Share-based Compensation	—	(2)
Share-based Compensation Expense	22	16
Net Gain on Joint Ventures	(9)	(109)
Gain on Distribution from Express	—	(13)
Changes in Assets and Liabilities:
Accounts Receivable	9	13
Inventories	102	23
Accounts Payable, Accrued Expenses and Other	(107)	(62)
Income Taxes Payable	(61)	(53)
Other Assets and Liabilities	34	65

Net Cash Provided by Operating Activities	244	247

Investing Activities:
Capital Expenditures	(97)	(272)
Net Proceeds from the Divestiture of Joint Venture	—	144
Return of Capital from Express	—	95
Other Investing Activities	—	(3)

Net Cash Used for Investing Activities	(97)	(36)

Financing Activities:
Net Proceeds from Debt Issuance	473	—
Prepayment of Term Loan	(125)	—
Repurchase of Debt	(5)	—
Payments of Long-term Debt	—	(4)
Dividends Paid	(96)	(103)
Financing Costs Related to the Amendment of 5-Year Facility and Term Loan	(19)	—
Repurchase of Common Stock	—	(161)
Excess Tax Benefits from Share-based Compensation	—	2
Proceeds From Exercise of Stock Options and Other	—	17

Net Cash Provided by (Used for) Financing Activities	228	(249)

Effects of Exchange Rate Changes on Cash and Cash Equivalents	2	(2)
Net Increase (Decrease) in Cash and Cash Equivalents	377	(40)
Cash and Cash Equivalents, Beginning of Period	1,173	1,018

Cash and Cash Equivalents, End of Period	$1,550	$978

The accompanying Notes are an integral part of these Consolidated Financial Statements.

LIMITED BRANDS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Description of Business and Basis of Presentation

Description of Business

Limited Brands, Inc. (the Company) operates in the highly competitive specialty retail business. The Company is a specialty retailer of women’s intimate and other apparel, beauty and personal care products and accessories. The Company sells its merchandise through specialty retail stores in the United States and Canada, which are primarily mall-based, and through its websites and catalogue. The Company currently operates the following retail brands:

•	Victoria’s Secret

•	Pink

•	La Senza

•	Bath & Body Works

•	C. O. Bigelow

•	The White Barn Candle Company

•	Henri Bendel

Fiscal Year

The Company’s fiscal year ends on the Saturday nearest to January 31. As used herein, “second quarter of 2009” and “second quarter of 2008” refer to the thirteen week periods ending August 1, 2009 and August 2, 2008, respectively. “Year-to-date 2009” and “year-to-date 2008” refer to the twenty-six week periods ending August 1, 2009 and August 2, 2008, respectively.

Basis of Consolidation

The Consolidated Financial Statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

The Company’s Consolidated Financial Statements also include less than 100% owned variable interest entities in which the Company is designated as the primary beneficiary in accordance with Financial Accounting Standards Board Interpretation 46(R), Consolidation of Variable Interest Entities.

The Company accounts for investments in unconsolidated entities where it exercises significant influence, but does not have control, using the equity method. Under the equity method of accounting, the Company recognizes its share of the investee net income or loss. Losses are only recognized to the extent the Company has positive carrying value related to the investee. Carrying values are only reduced below zero if the Company has an obligation to provide funding to the investee. The Company’s share of net income or loss of unconsolidated entities from which the Company purchases merchandise or merchandise components is included in Cost of Goods Sold, Buying and Occupancy on the Consolidated Statements of Income. The Company’s share of net income or loss of all other unconsolidated entities is included in Other Income (Expense) on the Consolidated Statements of Income. The Company’s equity investments are required to be tested for impairment when it is determined there may be an other than temporary loss in value.

The Company has a 25% ownership interest in Express and Limited Stores. These investments are accounted for under the equity method of accounting. The Company eliminates in consolidation 25% of merchandise sourcing sales to Express and Limited Stores consistent with the Company’s ownership percentage.

Interim Financial Statements

The Consolidated Financial Statements as of and for the quarter and year-to-date periods ended August 1, 2009 and August 2, 2008 are unaudited and are presented pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Management reviewed subsequent events through the Form 10-Q filing date of September 4, 2009. These Consolidated Financial Statements should be read in conjunction with the Consolidated Financial Statements and Notes thereto contained in the Company’s 2008 Annual Report on Form 10-K. The Consolidated Financial Statements and Notes were recast on Form 8-K dated June 15, 2009 for the adoption of Statement of Financial Accounting Standards 160, Noncontrolling Interests in Consolidated Financial Statements. In the opinion of management, the accompanying Consolidated Financial Statements reflect all adjustments, which are of a normal recurring nature, necessary for a fair presentation of the results for the interim periods.

Seasonality of Business

Due to seasonal variations in the retail industry, the results of operations for any interim period are not necessarily indicative of the results expected for the full fiscal year.

Concentration of Credit Risk

The Company maintains cash and cash equivalents with various major financial institutions, as well as corporate commercial paper from time to time. Currently, the Company’s investment portfolio is comprised primarily of U.S. government-backed securities.

The Company monitors the relative credit standing of financial institutions and other entities with whom the Company transacts and limits the amount of credit exposure with any one entity. The Company also monitors the creditworthiness of entities to which the Company grants credit terms in the normal course of business and counterparties to derivative instruments.

2. Recently Issued Accounting Pronouncements

SFAS 168, The FASB Accounting Standards Codification (“Codification”) and the Hierarchy of Generally Accepted Accounting Principles (“GAAP”) (“SFAS 168”)

In June 2009, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) 168, which reorganizes the thousands of U.S. GAAP pronouncements into roughly 90 accounting topics and displays all topics using a consistent structure. It also includes relevant Securities and Exchange Commission (SEC) guidance that follows the same topical structure in separate sections in the Codification. The Company will adjust historical U.S. GAAP references in its third quarter 2009 Form 10-Q to reflect the new accounting guidance references included in the Codification.

SFAS 165, Subsequent Events (“SFAS 165”)

In May 2009, the FASB issued SFAS 165 incorporating guidance on subsequent events into authoritative accounting literature and clarifying the time following the balance sheet date that must be considered for subsequent events disclosures in the financial statements. In the second quarter of 2009, the Company adopted this standard which requires disclosure of the date through which subsequent events have been reviewed. The standard did not change the Company’s procedures for reviewing subsequent events.

SFAS 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS 161”)

In March 2008, the FASB issued SFAS 161, which requires disclosures about the fair value of derivative instruments and their gains or losses in tabular format as well as disclosures regarding credit-risk-related contingent features in derivative agreements, counterparty credit risk and strategies and objectives for using derivative instruments. SFAS 161 amends and expands SFAS 133, Accounting for Derivative Instruments and Hedging Activities, and became effective prospectively beginning in 2009. In the first quarter of 2009, the Company adopted SFAS 161. For additional information, see Note 5, “Derivative Instruments.”

SFAS 160, Noncontrolling Interests in Consolidated Financial Statements (“SFAS 160”)

In December 2007, the FASB issued SFAS 160, which modifies reporting for noncontrolling interest (minority interest) in consolidated financial statements. SFAS 160 requires noncontrolling interest to be reported in equity and establishes a new framework for recognizing net income or loss and comprehensive income or loss by the controlling interest. SFAS 160 requires specific disclosures regarding changes in equity interest of both the controlling and noncontrolling parties and presentation of the noncontrolling equity balance and income or loss for all periods presented. SFAS 160 became effective for interim and annual periods in fiscal years beginning after December 15, 2008. The statement is applied prospectively upon adoption, however the presentation and disclosure requirements are applied retrospectively. In the first quarter of 2009, the Company adopted SFAS 160 recharacterizing minority interest as a noncontrolling interest and classifying it as a component of equity in its consolidated financial statements. On June 15, 2009, the Company filed a Current Report on Form 8-K to reflect the retrospective application of SFAS 160 to the Company’s Annual Report on Form 10-K for the year ended January 31, 2009. For additional information, see Note 4, “Noncontrolling Interest.”

SFAS 157, Fair Value Measurements (“SFAS 157”)

In September 2006, the FASB issued SFAS 157, which provides guidance for fair value measurement of assets and liabilities and instruments measured at fair value that are classified in shareholders’ equity. The statement defines fair value, establishes a fair value measurement framework and expands fair value disclosures. It emphasizes that fair value is market-based with the highest measurement hierarchy level being market prices in active markets. The standard requires fair value measurements be disclosed by hierarchy level, an entity to include its own credit standing in the measurement of its liabilities and modifies the transaction price presumption.

In February 2008, the FASB issued FSP FAS 157-2, Effective Date of FASB Statement 157, which delayed the effective date of SFAS 157 to fiscal years beginning after November 15, 2008 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).

Accordingly, as of February 3, 2008, the Company adopted SFAS 157 for financial assets and liabilities only on a prospective basis. As of February 1, 2009, the Company adopted the remaining provisions of SFAS 157, including items within the scope of FSP FAS 157-2. The adoption of SFAS 157 did not have a significant impact on the Company’s results of operations, financial condition or liquidity. For additional information, see Note 6, “Fair Value Measurements.”

3. Earnings Per Share and Shareholders’ Equity

Earnings per basic share are computed based on the weighted-average number of outstanding common shares. Earnings per diluted share include the weighted-average effect of dilutive options and restricted stock on the weighted-average shares outstanding.

The following table provides shares utilized for the calculation of basic and diluted earnings per share for the second quarter and year-to-date 2009 and 2008:

	Second Quarter		Year-to-Date
	2009	2008	2009	2008
	(in millions)
Common Shares Issued	524	524	524	524
Treasury Shares	(202)	(185)	(203)	(184)

Basic Shares	322	339	321	340
Effect of Dilutive Options and Restricted Stock	4	2	3	3

Diluted Shares	326	341	324	343

Anti-dilutive Options (a)	12	14	16	14

(a)	These options and awards were excluded from the calculation of diluted earnings per share because their inclusion would have been anti-dilutive.

In November 2007, the Company’s Board of Directors authorized the repurchase of up to $250 million of the Company’s common stock. During the first quarter of 2008, the Company repurchased 7.1 million shares of common stock for $122 million. During May 2008, the Company completed this program by repurchasing 1.5 million shares of common stock.

In October 2008, the Company’s Board of Directors authorized the repurchase of up to $250 million of the Company’s common stock. In 2008, the Company repurchased 19.0 million shares of common stock for $219 million related to this program. Through September 4, 2009, the Company has not repurchased any additional shares of common stock under this program.

4. Noncontrolling Interest

The following table provides a rollforward of equity attributable to noncontrolling interest for year-to-date 2008:

Year-to-Date 2008
(in millions)
Balance as of February 2, 2008	$55
Loss	(1)
Divestiture of Personal Care Business	(54)

Balance as of August 2, 2008	$—

In April 2008, the Company and its investment partner completed the divestiture of a joint venture, which the Company consolidated under the provisions of FIN 46(R), Consolidation of Variable Interest Entities. For additional information, see Note 8, “Divestitures.”

5. Derivative Instruments

The Company uses derivative instruments designated as cash flow hedges to manage exposure to foreign currency exchange rates and interest rates. The Company does not use derivative financial instruments for trading purposes. Derivative financial instruments are accounted for in accordance with SFAS 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”) as amended, which requires that all derivative instruments be recorded on the Consolidated Balance Sheets at fair value. For additional information, see Note 6, “Fair Value Measurements.”

For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative is reported as a component of other comprehensive income and reclassified into earnings in the same period during which the hedged transaction affects earnings. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings.

Foreign Exchange Risk

In January 2007, the Company entered into a series of cross-currency swaps related to approximately $470 million of Canadian dollar denominated intercompany loans. These cross-currency swaps mitigate the exposure to fluctuations in the U.S. dollar-Canadian dollar exchange rate related to the Company’s La Senza operations. The cross-currency swaps require the periodic exchange of fixed rate Canadian dollar interest payments for fixed rate U.S. dollar interest payments as well as exchange of Canadian dollar and U.S. dollar principal payments upon maturity. The cross-currency swaps mature between 2015 and 2018 at the same time as the related loans. The cross-currency swaps are designated as cash flow hedges of foreign currency exchange risk. Changes in the U.S. dollar-Canadian dollar exchange rate and the related swap settlements result in reclassification of amounts from accumulated other comprehensive income (loss) to earnings to completely offset foreign currency transaction gains and losses recognized on the intercompany loans.

The following table provides a summary of the fair value and balance sheet classification of the derivative financial instruments designated as foreign exchange cash flow hedges as of August 1, 2009, January 31, 2009 and August 2, 2008:

	August 1, 2009	January 31, 2009	August 2, 2008
	(in millions)
Other Assets	$—	$26	$—
Other Long-term Liabilities	30	—	48

The following table provides a summary of the pre-tax financial statement effect of the Company’s derivative financial instruments designated as foreign exchange cash flow hedges for the second quarter and year-to-date 2009 and 2008:

		Second Quarter		Year-to-Date
	Location	2009	2008	2009	2008
		(in millions)
Gain (Loss) Recognized in Other Comprehensive Income (Loss)	Other Comprehensive Income (Loss)	$(37)	$3	$(56)	$7
(Gain) Loss Reclassified from Accumulated Other Comprehensive Income (Loss) into Other Income (a)	Other Income	40	(4)	54	(15)

(a)	Represents reclassification of amounts from accumulated other comprehensive income (loss) to earnings to completely offset foreign currency transaction gains and losses recognized on the intercompany loans. No ineffectiveness was associated with these foreign exchange cash flow hedges.

Interest Rate Risk

In January 2008, the Company entered into participating interest rate swap arrangements to mitigate exposure to interest rate fluctuations related to the Company’s term loan (“Term Loan”) of $750 million. The swap arrangements were designated as cash flow hedges of interest rate risk and expire in 2012, at the same time as the related debt. Amounts are reclassified from accumulated other comprehensive income (loss) to earnings as interest expense is recognized on the Term Loan.

In the second quarter of 2009, the Company terminated a portion of the participating interest rate swap arrangements with a notional amount of $225 million for $9 million. This realized loss is included in Accumulated Other Comprehensive Income (Loss) on the Consolidated Balance Sheet as of August 1, 2009 and will be amortized into interest expense over the remaining term of the Term Loan. As of August 1, 2009, the remaining notional amount of the participating interest rate swap arrangements is $525 million.

The following table provides a summary of the fair value and balance sheet classification of the derivative financial instruments designated as interest rate cash flow hedges as of August 1, 2009, January 31, 2009 and August 2, 2008:

	August 1, 2009	January 31, 2009	August 2, 2008
	(in millions)
Other Assets	$—	$—	$2
Other Long-term Liabilities	27	30	—

The following table provides a summary of the pre-tax financial statement effect of the Company’s derivative financial instruments designated as interest rate cash flow hedges for the second quarter and year-to-date 2009 and 2008:

		Second Quarter		Year-to-Date
	Location	2009	2008	2009	2008
		(in millions)
Gain (Loss) Recognized in Other Comprehensive Income (Loss)	Other Comprehensive Income (Loss)	$(5)	$3	$(11)	$12
Loss Reclassified from Accumulated Other Comprehensive Income (Loss) into Interest Expense (a)	Interest Expense	3	2	7	3

(a)	Represents reclassification of amounts from accumulated other comprehensive income (loss) to earnings as interest expense is recognized on the Term Loan. No ineffectiveness is associated with these interest rate cash flow hedges.

6. Fair Value Measurements

The following table provides a summary of the carrying value and fair value of long-term debt as of August 1, 2009, January 31, 2009 and August 2, 2008:

	August 1, 2009	January 31, 2009	August 2, 2008
	(in millions)
Carrying Value	$3,251	$2,897	$2,901
Fair Value (a)	2,947	2,113	2,656

(a)	The estimated fair value of the Company’s publicly traded debt is based on quoted market prices. The estimated fair value of the Term Loan is equal to its carrying value. In July 2009, the Company prepaid $125 million of the Term Loan. The estimates presented are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

SFAS 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. SFAS 157 established a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

•	Level 1 – Quoted market prices in active markets for identical assets or liabilities.

•

Level 2 – Observable inputs other than quoted market prices included in Level 1, such as quoted prices of similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

The following table provides a summary of assets and liabilities measured in the financial statements at fair value on a recurring basis as of August 1, 2009, January 31, 2009 and August 2, 2008:

	Level 1	Level 2	Level 3	Total
	(in millions)
As of August 1, 2009
Assets:
Cash and Cash Equivalents	$1,550	$—	$—	$1,550
Liabilities:
Cross Currency Cash Flow Hedges	—	30	—	30
Interest Rate Cash Flow Hedges	—	27	—	27
Lease Guarantees	—	—	16	16
As of January 31, 2009
Assets:
Cash and Cash Equivalents	$1,173	$—	$—	$1,173
Cross Currency Cash Flow Hedges	—	26	—	26
Liabilities:
Interest Rate Cash Flow Hedges	—	30	—	30
Lease Guarantees	—	—	15	15
As of August 2, 2008
Assets:
Cash and Cash Equivalents	$978	$—	$—	$978
Interest Rate Cash Flow Hedges	—	2	—	2
Liabilities:
Cross Currency Cash Flow Hedges	—	48	—	48
Lease Guarantees	—	—	6	6

Management believes that the carrying values of accounts receivable, accounts payable and accrued expenses approximate fair value because of their short maturity.

The following table provides a reconciliation of the Company’s lease guarantees measured at fair value on a recurring basis using unobservable inputs (Level 3) for second quarter 2009 and 2008:

	Second Quarter		Year-to-Date
	2009	2008	2009	2008
	(in millions)
Beginning Balance	$15	$6	$15	$10
Change in Estimated Fair Value Reported in Earnings	1	—	1	(4)

Ending Balance	16	6	16	6

The Company’s lease guarantees include minimum rent and additional payments covering taxes, common area costs and certain other expenses and relate to leases that commenced prior to the disposition of certain businesses. The fair value of these lease guarantees is impacted by economic conditions, probability of rent obligation payments, period of obligation as well as the discount rate utilized.

7. Comprehensive Income (Loss)

The following table provides detail for other comprehensive income for second quarter and year-to-date 2009 and 2008:

	Second Quarter		Year-to-Date
	2009	2008	2009	2008
	(in millions)
Net Income Attributable to Limited Brands, Inc.	$74	$102	$77	$200
Other Comprehensive Income (Loss):
Foreign Currency Translation	(2)	(1)	(2)	(4)
Gain (Loss) on Cash Flow Hedges	(42)	6	(67)	19
Reclassification of Cash Flow Hedges to Earnings	43	(2)	61	(12)
Income Tax Benefit (a)	1	—	14	—

Total Comprehensive Income	$74	$105	$83	$203

(a)	The income tax benefit primarily relates to unrealized losses on the cash flow hedges.

The following table provides additional detail regarding the composition of accumulated other comprehensive income (loss) as of August 1, 2009, January 31, 2009 and August 2, 2008:

	August 1, 2009	January 31, 2009	August 2, 2008
	(in millions)
Foreign Currency Translation	$(7)	$(4)	$26
Cash Flow Hedges	(15)	(24)	8

Total Accumulated Other Comprehensive Income (Loss)	$(22)	$(28)	$34

8. Divestitures

In April 2008, the Company and its investment partner completed the divestiture of a joint venture, which the Company consolidated under the provisions of FIN 46(R), Consolidation of Variable Interest Entities, to a third-party. The Company recognized a pre-tax gain of $128 million and received pre-tax proceeds of $168 million on the divestiture. The pre-tax gain is included in Net Gain on Joint Ventures on the year-to-date 2008 Consolidated Statement of Income. Total proceeds included $24 million which was to be held in escrow until September 2009 to cover any post-closing contingencies. In December 2008, $15 million of $24 million in funds held in escrow were distributed to the Company. The remaining cash in escrow is included in Other Current Assets on the Consolidated Balance Sheet as of August 1, 2009.

9. Restructuring Activities

During the fourth quarter of 2008, the Company initiated a restructuring program designed to resize the Company’s corporate infrastructure and to adjust for the impact of the current retail environment. This program resulted in the elimination of approximately 400 positions (or 10%) of the Company’s corporate and home office headcount. The Company recognized a pre-tax charge consisting of severance and related costs of $23 million for the fiscal year ended January 31, 2009. The Company made cash payments of $5 million and $9 million for the second quarter and year-to-date 2009, respectively, related to this restructuring program. The remaining balance of $14 million is included in Accrued Expenses and Other on the Consolidated Balance Sheet as of August 1, 2009.

10. Inventories

The following table provides details of inventories as of August 1, 2009, January 31, 2009 and August 2, 2008:

	August 1, 2009	January 31, 2009	August 2, 2008
	(in millions)
Finished Goods Merchandise	$1,009	$1,101	$1,093
Raw Materials and Merchandise Components	82	81	127

Total Inventories	$1,091	$1,182	$1,220

Inventories are principally valued at the lower of cost, as determined by the weighted-average cost method, or market.

11. Property and Equipment, Net

The following table provides details of property and equipment, net as of August 1, 2009, January 31, 2009 and August 2, 2008:

	August 1, 2009	January 31, 2009	August 2, 2008
	(in millions)
Property and Equipment, at Cost	$4,080	$4,031	$3,942
Accumulated Depreciation and Amortization	(2,230)	(2,102)	(2,009)

Property and Equipment, Net	$1,850	$1,929	$1,933

Depreciation expense was $96 million and $90 million for the second quarter of 2009 and 2008, respectively. Depreciation expense was $189 million and $180 million for year-to-date 2009 and 2008, respectively.

12. Goodwill, Trade Names and Other Intangible Assets, Net

Goodwill

The following table provides the rollforward of goodwill for year-to-date 2009:

	Victoria’s Secret	Bath & Body Works	Other	Total
	(in millions)
Balance as of January 31, 2009	$798	$628	$—	$1,426
Foreign Currency Translation	15	—	—	15

Balance as of August 1, 2009	$813	$628	$—	$1,441

The following table provides the rollforward of goodwill for year-to-date 2008:

	Victoria’s Secret	Bath & Body Works	Other	Total
	(in millions)
Balance as of February 2, 2008	$1,057	$628	$48	$1,733
Divestiture (See Note 8)	—	—	(48)	(48)
Foreign Currency Translation	(12)	—	—	(12)

Balance as of August 2, 2008	$1,045	$628	$—	$1,673

Intangible Assets – Indefinite Lives

Intangible assets, not subject to amortization, represent the Victoria’s Secret, Bath & Body Works and La Senza trade names. These assets totaled $568 million as of August 1, 2009, $548 million as of January 31, 2009 and $604 million as of August 2, 2008. These intangible assets are included in Trade Names and Other Intangible Assets, Net on the Consolidated Balance Sheets.

Intangible Assets – Finite Lives

The following table provides intangible assets with finite lives as of August 1, 2009, January 31, 2009 and August 2, 2008:

	August 1, 2009	January 31, 2009	August 2, 2008
	(in millions)
Intellectual Property	$41	$41	$41
Trademarks/Brands	19	19	21
Licensing Agreements and Customer Relationships	23	21	24
Favorable Operating Leases	19	18	19

Total	102	99	105
Accumulated Amortization	(71)	(67)	(65)

Intangible Assets, Net	$31	$32	$40

Amortization expense was $1 million and $2 million for the second quarter of 2009 and 2008, respectively. Amortization expense was $2 million and $4 million for year-to-date 2009 and 2008, respectively. Estimated future annual amortization expense will be approximately $3 million for the remainder of 2009, $6 million in 2010 and 2011, $3 million in 2012 and 2013 and $10 million in the aggregate thereafter.

13. Equity Investments and Other

Express

In July 2007, the Company completed the divestiture of 75% of its ownership interest in Express. In conjunction with the transaction, the Company and Express entered into transition services agreements whereby the Company provides support to Express in various operational areas including logistics, technology and merchandise sourcing. The terms of these transition services arrangements vary and range from 3 months to 3 years. The Company recognized merchandise sourcing revenue from Express of $86 million and $101 million in the second quarter of 2009 and 2008, respectively. The Company recognized merchandise sourcing revenue from Express of $153 million and $214 million for year-to-date 2009 and 2008, respectively. These amounts are net of the elimination of 25% of the gross merchandise sourcing revenue consistent with the Company’s ownership percentage. The Company’s accounts receivable from Express for merchandise sourcing and other services provided in accordance with the terms and conditions of the transition services agreements totaled $100 million, $92 million and $134 million as of August 1, 2009, January 31, 2009 and August 2, 2008, respectively.

In March 2008, Express distributed cash to its owners and the Company received $41 million. The Company’s portion representing a return of capital is $28 million and is included in Return of Capital from Express within the Investing Activities section of the 2008 Consolidated Statement of Cash Flows. The remaining $13 million is considered a return on capital and is included in Other Assets and Liabilities within the Operating Activities section of the 2008 Consolidated Statement of Cash Flows.

In July 2008, Express distributed additional cash to its owners and the Company received $71 million. The Company’s portion representing a return of capital is $67 million with the remaining $4 million representing a return on capital. The proceeds received from the cash distribution were in excess of the Company’s carrying value of the investment in Express. As a result, the carrying value was reduced to zero as of the date of the cash distribution and a pre-tax gain of approximately $13 million was recorded. The gain is included in Other Income on the 2008 Consolidated Statements of Income. Subsequent to the cash distribution, the Company recognized its proportional share of Express’ net loss. The Company’s investment carrying value for Express was zero as of August 1, 2009 and January 31, 2009 and $(2) million as of August 2, 2008. These amounts are included in Other Assets on the Consolidated Balance Sheets.

Limited Stores

In August 2007, the Company completed the divestiture of 75% of its ownership interest in Limited Stores. In conjunction with the transaction, the Company and Limited Stores entered into transition services agreements whereby the Company provides support to Limited Stores in various operational areas including logistics, technology and merchandise sourcing. The terms of these transition services arrangements vary and range from 3 months to 3 years. The Company recognized merchandise sourcing revenue from Limited Stores of $12 million and $23 million in the second quarter of 2009 and 2008, respectively. The Company recognized merchandise sourcing revenue from Limited Stores of $26 million and $49 million for year-to-date 2009 and 2008, respectively. These amounts are net of the elimination of 25% of the gross merchandise sourcing revenue consistent with the Company’s ownership percentage. The Company’s accounts receivable from Limited Stores for merchandise sourcing and other services provided in accordance with the terms and conditions of the transition services agreements totaled $11 million, $12 million and $18 million as of August 1, 2009, January 31, 2009 and August 2, 2008, respectively.

The Company’s investment carrying value for Limited Stores was $11 million, $12 million and $14 million as of August 1, 2009, January 31, 2009 and August 2, 2008. These amounts are included in Other Assets on the Consolidated Balance Sheets.

Easton Investment

The Company has land and other investments in Easton, a 1,300 acre planned community in Columbus, Ohio that integrates office, hotel, retail, residential and recreational space. These investments, at cost, totaled $64 million as of August 1, 2009 and $63 million as of January 31, 2009 and August 2, 2008. These investments are recorded in Other Assets on the Consolidated Balance Sheets.

Included in the Company’s Easton investments is an equity interest in Easton Town Center, LLC (“ETC”), an entity that owns and has developed a commercial entertainment and shopping center. The Company’s investment in ETC is accounted for using the equity method of accounting. The Company has a majority financial interest in ETC, but another unaffiliated member manages ETC. Certain significant decisions regarding ETC require the consent of unaffiliated members in addition to the Company.

Other

In April 2008, the Company recorded a pre-tax impairment charge of $19 million related to an unconsolidated joint venture accounted for under the equity method of accounting. The charge consisted of writing down the investment balance, reserving certain accounts and notes receivable and accruing a contractual liability. The impairment of $19 million is included in Net Gain on Joint Ventures on the year-to-date 2008 Consolidated Statement of Income. In July 2009, the Company recognized a pre-tax gain of $9 million ($14 million net of related tax benefits) associated with the reversal of the accrued contractual liability as a result of the divestiture of the joint venture. The pre-tax gain is included in Net Gain on Joint Ventures on the 2009 Consolidated Statements of Income.

14. Income Taxes

The provision for income taxes is based on the current estimate of the annual effective tax rate and is adjusted as necessary for quarterly events. In accordance with SFAS Interpretation 18, Accounting for Income Taxes in Interim Periods, the Company’s quarterly effective tax rate does not reflect a benefit associated with losses related to certain foreign subsidiaries. The Company’s effective tax rate has historically reflected and continues to reflect a provision related to the undistributed earnings of foreign affiliates, but the taxes are not paid until the earnings are deemed repatriated to the United States. The Company has recorded a deferred tax liability for those undistributed earnings. However, when the tax basis of a foreign subsidiary is greater than its carrying value, no deferred taxes are recorded.

For the second quarter of 2009, the Company’s effective tax rate decreased to 25.1% from 38.0% in the second quarter of 2008. For year-to-date 2009, the Company’s effective tax rate decreased to 24.9% from 41.2% for year-to-date 2008. The changes in the effective tax rates were primarily due to the resolution of certain tax matters and the tax impact of the divestiture of a non-core joint venture, partially offset by an increase in state net operating loss valuation allowances. In addition, the tax rate for the first quarter of 2008 included the impact of an impairment of a non-core joint venture for which no deferred tax asset was recorded and other changes in income tax reserves.

Income taxes paid approximated $8 million and $14 million for the second quarter of 2009 and 2008, respectively. Income taxes paid approximated $82 million and $174 million for year-to-date 2009 and 2008, respectively. The current income tax liability included net current deferred tax liabilities of $2 million as of August 1, 2009, January 31, 2009 and August 2, 2008. Additionally, current deferred tax assets of $74 million as of August 1, 2009, $78 million as of January 31, 2009 and $68 million as of August 2, 2008 are included in Other Current Assets on the Consolidated Balance Sheets.

15. Long-term Debt

The following table provides the Company’s long-term debt balance as of August 1, 2009, January 31, 2009 and August 2, 2008:

	August 1, 2009	January 31, 2009	August 2, 2008
	(in millions)
Term Loan due August 2012. Variable Interest Rate of 5.02% as of August 1, 2009	$625	$750	$750
$700 million, 6.90% Fixed Interest Rate Notes due July 2017, Less Unamortized Discount	698	698	698
$500 million, 5.25% Fixed Interest Rate Notes due November 2014, Less Unamortized Discount	499	499	499
$500 million, 8.50% Fixed Interest Rate Notes due June 2019, Less Unamortized Discount	484	—	—
$350 million, 6.95% Fixed Interest Rate Debentures due March 2033, Less Unamortized Discount	350	350	350
$300 million, 7.60% Fixed Interest Rate Notes due July 2037, Less Unamortized Discount	299	299	299
6.125% Fixed Interest Rate Notes due December 2012, Less Unamortized Discount (a)	294	299	299
Credit Facility due January 2010	—	—	12
5.30% Mortgage due August 2010	2	2	2

Total	3,251	2,897	2,909
Current Portion of Long-term Debt	—	—	(8)

Total Long-term Debt, Net of Current Portion	$3,251	$2,897	$2,901

(a)	The balance was $295 million, less unamortized discount, as of August 1, 2009 and $300 million, less unamortized discount, as of January 31, 2009 and August 2, 2008.

Issuance of 2019 Notes

In June 2009, the Company issued $500 million of 8.50% notes due in June 2019 through an institutional private placement offering. The $500 million of notes are guaranteed by certain of the Company’s subsidiaries. The Company and the guarantors will use their reasonable best efforts to publicly register new notes with substantially identical terms in accordance with a planned future exchange offer. The net proceeds from the issuance were $473 million which included an issuance discount of $16 million and transaction costs of $11 million. These transaction costs will be amortized through the maturity date of June 2019 and are included within Other Assets on the August 1, 2009 Consolidated Balance Sheet.

Through September 4, 2009, the Company has used $500 million of the proceeds from this offering to repurchase $108 million of the Company’s 2012 notes and to prepay $392 million of the Term Loan.

Repurchase of 2012 Notes

In June 2009, the Company repurchased $5 million of the $300 million notes due in December 2012 through open market transactions. In July 2009, the Company announced a tender offer for the remaining portion of the 2012 notes. In August 2009, the Company repurchased $103 million of the 2012 notes through the tender offer for $101 million.

Credit Facility and Term Loan

On February 19, 2009, the Company amended its $1 billion unsecured revolving credit facility expiring in August 2012 (the “5-Year Facility”), amended its Term Loan for $750 million maturing in August 2012 and canceled its $300 million, 364-day unsecured revolving credit facility. The amendment to the 5-Year Facility and the Term Loan includes changes to both the fixed charge coverage and leverage covenants. Under the amended covenants, the Company is required to maintain the fixed charge coverage ratio at 1.60 or above through fiscal year 2010 and 1.75 or above thereafter. The leverage ratio, which is debt compared to EBITDA, as those terms are defined in the agreement, must not exceed 5.0 through the third quarter of fiscal year 2010, 4.5 from the fourth quarter of fiscal year 2010 through the third quarter of fiscal year 2011 and 4.0 thereafter. The Company was in compliance with the covenant requirements as of August 1, 2009. The amendment also increases the interest costs and fees associated with the 5-Year Facility and the Term Loan, provides for certain security interests as defined in the agreement and limits dividends, share repurchases and other restricted payments as defined in the agreement to $220 million per year with certain potential increases as defined in the agreement. The amendment does not impact the maturity dates of either the 5-Year Facility or the Term Loan.

The Company incurred $19 million in fees related to the amendment of the 5-Year Facility and the Term Loan. Pursuant to Emerging Issues Task Force (“EITF”) 98-14, Debtor’s Accounting for Changes in Line-of-Credit or Revolving-Debt Arrangements, fees of $11 million were capitalized associated with the 5-Year Facility amendment. These capitalized costs will be amortized over the remaining term of the 5-Year Facility. This cost is included within Other Assets on the August 1, 2009 Consolidated Balance Sheet. Pursuant to EITF 96-19, Debtor’s Accounting for a Modification or Exchange of Debt Instruments, fees of $8 million associated with the Term Loan amendment were expensed in addition to $2 million of unamortized fees related to the original agreement. These charges are included within Interest Expense on the year-to-date 2009 Consolidated Statement of Income.

The 5-Year Facility and Term Loan have several interest rate options which are based in part on our long-term credit ratings. For the second quarter of 2009, the effective interest rate of the Term Loan, including the impact of the participating interest rate swaps, was 7.05%. Fees payable under the 5-Year Facility are based on the Company’s long-term credit ratings and are currently 0.75% of the committed and unutilized amounts per year and 4.00% on any outstanding borrowings or letters of credit. As of August 1, 2009, there were no borrowings outstanding under the facility.

In July 2009, the Company used a portion of the proceeds from the $500 million note issuance to prepay $125 million of the Term Loan. Subsequent to August 1, 2009, the Company used additional proceeds from the $500 million note issuance to prepay an additional $267 million of the Term Loan.

Letters of Credit and Commercial Paper Programs

The 5-Year Facility supports the Company’s commercial paper and letter of credit programs. The Company has $100 million of outstanding letters of credit as of August 1, 2009 that reduce its remaining availability under its amended credit agreements. No commercial paper was outstanding as of August 1, 2009, January 31, 2009 or August 2, 2008.

Participating Interest Rate Swap

In January 2008, the Company entered into a participating interest rate swap arrangements designated as a cash flow hedge to mitigate exposure to interest rate fluctuations related to the Term Loan. In the second quarter of 2009, the Company terminated a portion of the participating interest rate swap arrangements with a notional amount of $225 million. As of August 1, 2009, the remaining notional amount of the participating interest rate swap arrangements is $525 million. For additional information, see Note 5, “Derivative Instruments.”

16. Commitments and Contingencies

The Company is subject to various claims and contingencies related to lawsuits, taxes, insurance, regulatory and other matters arising out of the normal course of business. Actions filed against the Company from time to time include commercial, tort, intellectual property, customer, employment, data privacy, securities and other claims, including purported class action lawsuits. Management believes that the ultimate liability arising from such claims and contingencies, if any, is not likely to have a material adverse effect on the Company’s results of operations, financial condition or cash flows.

Guarantees

In connection with the disposition of certain businesses, the Company has remaining guarantees of approximately $166 million related to lease payments of Express, Limited Stores, Abercrombie & Fitch, Tween Brands (formerly Limited Too and Too, Inc.), Dick’s Sporting Goods (formerly Galyan’s), Lane Bryant, New York & Company and Anne.x under the current terms of noncancelable leases expiring at various dates through 2017. These guarantees include minimum rent and additional payments covering taxes, common area costs and certain other expenses and relate to leases that commenced prior to the disposition of the businesses. In certain instances, the Company’s guarantee may remain in effect if the term of a lease is extended.

In April 2008, the Company received an irrevocable standby letter of credit from Express of $34 million issued by a third-party bank to mitigate a portion of the Company’s contingent liability for guaranteed future lease payments of Express. The Company can draw from the irrevocable standby letter of credit if Express were to default on any of the guaranteed leases. The irrevocable standby letter of credit is reduced through the September 30, 2010 expiration date consistent with the overall reduction in guaranteed lease payments. The outstanding balance of the irrevocable standby letter of credit from Express was $12 million as of August 1, 2009, $19 million as of January 31, 2009 and $33 million as of August 2, 2008.

The Company’s guarantees related to Express, Limited Stores and New York & Company are subject to the provisions of SFAS 145, Rescission, Amendment and Technical Correction of Certain Accounting Standards, which requires fair value accounting for these guarantee obligations. The guaranteed lease payments related to Express (net of the irrevocable standby letter of credit), Limited Stores and New York & Company totaled $92 million as of August 1, 2009, $94 million as of January 31, 2009 and $102 million as of August 2, 2008. The estimated fair value of these guarantee obligations was $16 million as of August 1, 2009, $15 million as of January 31, 2009 and $6 million as of August 2, 2008, and is included in Other Long-term Liabilities on the Consolidated Balance Sheets.

The Company’s guarantees related to Abercrombie & Fitch, Tween Brands (formerly Limited Too and Too, Inc.), Dick’s Sporting Goods (formerly Galyan’s), Lane Bryant and Anne.x are not subject to the fair value provisions of SFAS 145 because they were executed prior to the effective date of SFAS 145. These guarantees are subject to the provisions of SFAS 5, Accounting for Contingencies, which requires that a loss be accrued when probable and reasonably estimable. As of August 1, 2009, January 31, 2009 and August 2, 2008, the Company had no liability recorded with respect to any of the guarantee obligations subject to SFAS 5 as it concluded that payments under these guarantees were not probable.

17. Retirement Benefits

The Company sponsors a tax-qualified defined contribution retirement plan and a non-qualified supplemental retirement plan for substantially all of its associates within the United States of America. Participation in the qualified plan is available to associates who meet certain age and service requirements. Participation in the non-qualified plan is made available to associates who meet certain age, service, job level and compensation requirements.

The qualified plan permits associates to elect contributions up to the maximum limits allowable under the Internal Revenue Code. The Company matches associate contributions according to a predetermined formula and contributes additional amounts based on a percentage of the associates’ eligible annual compensation and based on years of service. Associate contributions and Company matching contributions vest immediately. Additional Company contributions and the related investment earnings are subject to vesting based on years of service. Total expense recognized related to the qualified plan was $11 million for the second quarter of 2009 and 2008. Total expense recognized related to the qualified plan was $22 million and $21 million for year-to-date 2009 and 2008, respectively.

The non-qualified plan is an unfunded plan which provides benefits beyond the Internal Revenue Code limits for qualified defined contribution plans. The plan permits associates to elect contributions up to a maximum percentage of eligible compensation. The Company matches associate contributions according to a predetermined formula and credits additional amounts based on a percentage of the associates’ eligible compensation and years of service. The plan also permits associates to defer additional compensation up to a maximum amount which the Company does not match. Associates’ accounts are credited with interest using a rate determined by the Company. Associate contributions and the related interest vest immediately. Company contributions and credits, along with related interest, are subject to vesting based on years of service. Associates may elect in-service distributions for the unmatched additional deferred compensation component only. The remaining vested portion of associates’ accounts in the plan will be distributed upon termination of employment in either a lump sum or in equal annual installments over a specified period of up to 10 years. Total expense recognized related to the non-qualified plan was $4 million and $5 million for the second quarter of 2009 and 2008, respectively. Total expense recognized related to the non-qualified plan was $9 million and $10 million for the year-to-date 2009 and 2008, respectively.

18. Segment Information

The Company has two reportable segments: Victoria’s Secret and Bath & Body Works.

The Victoria’s Secret segment sells women’s intimate and other apparel, personal care and beauty products and accessories under the Victoria’s Secret, Pink and La Senza brand names. Victoria’s Secret merchandise is sold through retail stores, its website, www.VictoriasSecret.com, and its catalogue. Through its website and catalogue, certain Victoria’s Secret’s merchandise may be purchased worldwide. La Senza sells merchandise through retail stores located throughout Canada and licensed stores in 47 other countries. La Senza products may also be purchased through its website, www.LaSenza.com.

The Bath & Body Works segment sells personal care, beauty and home fragrance products under the Bath & Body Works, C.O. Bigelow, White Barn Candle Company and other brand names. Bath & Body Works merchandise is sold at retail stores and through its website, www.bathandbodyworks.com.

Other consists of the following:

•	Henri Bendel, operator of six specialty stores which feature accessories and personal care products;

•	Bath & Body Works Canada, operator of fourteen specialty stores which feature personal care, beauty and home fragrance products;

•	Mast, an apparel merchandise sourcing and production company serving Victoria’s Secret, La Senza and third-party customers;

•	Beauty Avenues, a personal care sourcing and production company serving Victoria’s Secret, La Senza and Bath & Body Works; and

•	Corporate functions including non-core real estate, equity investments and other governance functions such as treasury and tax.

The following table provides the Company’s segment information for second quarter and year-to-date 2009 and 2008:

	Victoria’s Secret	Bath & Body Works	Other	Total
	(in millions)
2009
Second Quarter:
Net Sales	$1,306	$534	$227	$2,067
Operating Income (Loss)	126	44	(12)	158
Year-to-Date:
Net Sales	$2,431	$936	$425	$3,792
Operating Income	213	48	(38)	223
2008
Second Quarter:
Net Sales	$1,471	$553	$260	$2,284
Operating Income (Loss)	183	41	(38)	186
Year-to-Date:
Net Sales	$2,725	$952	$532	$4,209
Operating Income (a)	332	35	28	395

(a)	Other includes $109 million net gain from joint ventures.

The Company’s international sales, including La Senza, Bath & Body Works Canada and direct sales shipped internationally, totaled $155 million and $179 million for second quarter of 2009 and 2008, respectively. The Company’s international sales totaled $268 million and $331 million for year-to-date 2009 and 2008, respectively.

19. Subsequent Event

Subsequent to August 1, 2009, the Company repurchased $103 million of the $300 million Notes due in December 2012 through a tender offer and prepaid $267 million of the Term Loan. For additional information, see Note 15, “Long-term Debt.”

20. Supplemental Guarantor Financial Information

On June 15, 2009, the Company issued $500 million of 8.50% notes due in June 2019 through an institutional private placement offering. The obligation to pay principal and interest on these notes is jointly and severally guaranteed on a full and unconditional basis by certain of the Company’s wholly-owned subsidiaries. The Company and the guarantors will use their reasonable best efforts to publicly register new notes with substantially identical terms in a planned future exchange offer. The Company is a holding company and its most significant assets are the stock of its subsidiaries. The guarantors represent (a) substantially all of the sales of our domestic subsidiaries, (b) more than 90% of the assets owned by our domestic subsidiaries, other than real property, certain other assets and intercompany investments and balances and (c) more than 95% of the accounts receivable and inventory directly owned by our domestic subsidiaries.

The following supplemental financial information sets forth for the Company and its guarantor and non-guarantor subsidiaries: (a) the condensed consolidating balance sheets as of August 1, 2009, January 31, 2009 and August 2, 2008, (b) the condensed consolidating statements of income for the quarter and year-to-date periods ended August 1, 2009 and August 2, 2008 and (c) the condensed consolidating statements of cash flows for the year-to-date periods ended August 1, 2009 and August 2, 2008.

LIMITED BRANDS, INC.

CONSOLIDATED BALANCE SHEETS

(in millions)

(Unaudited)

	August 1, 2009
	Limited Brands, Inc.	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated Limited Brands, Inc.
ASSETS
Current Assets:
Cash and Cash Equivalents	$—	$1,237	$313	$—	$1,550
Accounts Receivable, Net	—	202	28	—	230
Inventories	—	926	168	(3)	1,091
Other	—	186	76	—	262

Total Current Assets	—	2,551	585	(3)	3,133
Property and Equipment, Net	—	1,108	742	—	1,850
Goodwill	—	1,318	123	—	1,441
Trade Names and Other Intangible Assets, Net	—	420	179	—	599
Net Investments in and Advances to/from Consolidated Affiliates	12,865	11,021	8,271	(32,157)	—
Other Assets	36	96	745	(715)	162

Total Assets	$12,901	$16,514	$10,645	$(32,875)	$7,185

LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	$—	$322	$186	$—	$508
Accrued Expenses and Other	38	324	195	—	557
Income Taxes	(1)	11	23	—	33

Total Current Liabilities	37	657	404	—	1,098
Deferred Income Taxes	(3)	22	201	—	220
Long-term Debt	3,249	609	95	(702)	3,251
Other Long-term Liabilities	46	549	159	(14)	740
Total Equity	9,572	14,677	9,786	(32,159)	1,876

Total Liabilities and Equity	$12,901	$16,514	$10,645	$(32,875)	$7,185

LIMITED BRANDS, INC.

CONSOLIDATED BALANCE SHEETS

(in millions)

	January 31, 2009
	Limited Brands, Inc.	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated Limited Brands, Inc.
ASSETS
Current Assets:
Cash and Cash Equivalents	$—	$938	$235	$—	$1,173
Accounts Receivable, Net	—	190	46	—	236
Inventories	—	1,026	163	(7)	1,182
Other	—	189	88	(1)	276

Total Current Assets	—	2,343	532	(8)	2,867
Property and Equipment, Net	—	1,183	746	—	1,929
Goodwill	—	1,318	108	—	1,426
Trade Names and Other Intangible Assets, Net	—	421	159	—	580
Net Investments in and Advances to/from Consolidated Affiliates	12,659	11,720	9,100	(33,479)	—
Other Assets	18	98	759	(705)	170

Total Assets	$12,677	$17,083	$11,404	$(34,192)	$6,972

LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	$—	$321	$173	$—	$494
Accrued Expenses and Other	42	378	249	—	669
Income Taxes	—	35	57	—	92

Total Current Liabilities	42	734	479	—	1,255
Deferred Income Taxes	(2)	34	181	—	213
Long-term Debt	2,895	609	83	(690)	2,897
Other Long-term Liabilities	46	570	131	(15)	732
Total Equity	9,696	15,136	10,530	(33,487)	1,875

Total Liabilities and Equity	$12,677	$17,083	$11,404	$(34,192)	$6,972

LIMITED BRANDS, INC.

CONSOLIDATED BALANCE SHEETS

(in millions)

(Unaudited)

	August 2, 2008
	Limited Brands, Inc.	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated Limited Brands, Inc.
ASSETS
Current Assets:
Cash and Cash Equivalents	$—	$810	$168	$—	$978
Accounts Receivable, Net	—	293	38	—	331
Inventories	—	1,057	173	(10)	1,220
Other	—	193	100	(1)	292

Total Current Assets	—	2,353	479	(11)	2,821
Property and Equipment, Net	—	1,169	764	—	1,933
Goodwill	—	1,318	355	—	1,673
Trade Names and Other Intangible Assets, Net	—	427	217	—	644
Net Investments in and Advances to/from Consolidated Affiliates	12,793	11,187	7,859	(31,839)	—
Other Assets	20	134	758	(747)	165

Total Assets	$12,813	$16,588	$10,432	$(32,597)	$7,236

LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	$—	$327	$209	$—	$536
Accrued Expenses and Other	35	368	225	—	628
Income Taxes	—	37	44	—	81

Total Current Liabilities	35	732	478	—	1,245
Deferred Income Taxes	(3)	28	150	—	175
Long-term Debt	2,895	604	128	(726)	2,901
Other Long-term Liabilities	6	535	189	(14)	716
Total Equity	9,880	14,689	9,487	(31,857)	2,199

Total Liabilities and Equity	$12,813	$16,588	$10,432	$(32,597)	$7,236

LIMITED BRANDS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in millions)

(Unaudited)

	Second Quarter of 2009
	Limited Brands, Inc.	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated Limited Brands, Inc.
Net Sales	$—	$1,957	$525	$(415)	$2,067
Costs of Goods Sold, Buying and Occupancy	—	(1,372)	(413)	386	(1,399)

Gross Profit	—	585	112	(29)	668
General, Administrative and Store Operating Expenses	(3)	(493)	(57)	34	(519)
Net Gain on Joint Ventures	9	—	—	—	9

Operating Income (Loss)	6	92	55	5	158
Interest Expense	(56)	—	(5)	3	(58)
Interest Income	—	4	—	(3)	1
Other Income (Expense)	—	—	(2)	—	(2)

Income (Loss) Before Income Taxes	(50)	96	48	5	99
Provision (Benefit) for Income Taxes	—	(15)	40	—	25
Equity in Earnings, Net of Tax	124	(17)	(16)	(91)	—

Net Income (Loss)	74	94	(8)	(86)	74

Less: Net Income (Loss) Attributable to Noncontrolling Interest	—	—	—	—	—

Net Income (Loss) Attributable to Limited Brands, Inc.	$74	$94	$(8)	$(86)	$74

	Second Quarter of 2008
	Limited Brands, Inc.	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated Limited Brands, Inc.
Net Sales	$—	$2,167	$601	$(484)	$2,284
Costs of Goods Sold, Buying and Occupancy	—	(1,475)	(507)	459	(1,523)

Gross Profit	—	692	94	(25)	761
General, Administrative and Store Operating Expenses	(3)	(521)	(79)	28	(575)

Operating Income (Loss)	(3)	171	15	3	186
Interest Expense	(44)	—	(6)	3	(47)
Interest Income	—	7	1	(3)	5
Other Income (Expense)	—	—	17	—	17

Income (Loss) Before Income Taxes	(47)	178	27	3	161
Provision (Benefit) for Income Taxes	—	51	11	—	62
Equity in Earnings, Net of Tax	149	94	1	(244)	—

Net Income (Loss)	102	221	17	(241)	99

Less: Net Income (Loss) Attributable to Noncontrolling Interest	—	—	(3)	—	(3)

Net Income (Loss) Attributable to Limited Brands, Inc.	$102	$221	$20	$(241)	$102

LIMITED BRANDS, INC.

CONSOLIDATED STATEMENTS OF INCOME (continued)

(in millions)

(Unaudited)

	Year-to-Date 2009
	Limited Brands, Inc.	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated Limited Brands, Inc.
Net Sales	$—	$3,612	$1,048	$(868)	$3,792
Costs of Goods Sold, Buying and Occupancy	—	(2,526)	(871)	821	(2,576)

Gross Profit	—	1,086	177	(47)	1,216
General, Administrative and Store Operating Expenses	(5)	(939)	(109)	51	(1,002)
Net Gain on Joint Ventures	9	—	—	—	9

Operating Income (Loss)	4	147	68	4	223
Interest Expense	(118)	—	(7)	5	(120)
Interest Income	—	7	—	(5)	2
Other Income (Expense)	—	—	(3)	—	(3)

Income (Loss) Before Income Taxes	(114)	154	58	4	102
Provision (Benefit) for Income Taxes	—	(10)	35	—	25
Equity in Earnings, Net of Tax	191	191	165	(547)	—

Net Income (Loss)	77	355	188	(543)	77

Less: Net Income (Loss) Attributable to Noncontrolling Interest	—	—	—	—	—

Net Income (Loss) Attributable to Limited Brands, Inc.	$77	$355	$188	$(543)	$77

	Year-to-Date 2008
	Limited Brands, Inc.	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated Limited Brands, Inc.
Net Sales	$—	$3,983	$1,097	$(871)	$4,209
Costs of Goods Sold, Buying and Occupancy	—	(2,707)	(930)	830	(2,807)

Gross Profit	—	1,276	167	(41)	1,402
General, Administrative and Store Operating Expenses	(1)	(1,000)	(157)	42	(1,116)
Net Gain on Joint Ventures	(9)	(1)	119	—	109

Operating Income (Loss)	(10)	275	129	1	395
Interest Expense	(89)	—	(9)	6	(92)
Interest Income	—	15	2	(6)	11
Other Income (Expense)	—	—	22	—	22

Income (Loss) Before Income Taxes	(99)	290	144	1	336
Provision (Benefit) for Income Taxes	—	47	93	—	140
Equity in Earnings, Net of Tax	299	61	32	(392)	—

Net Income (Loss)	200	304	83	(391)	196

Less: Net Income (Loss) Attributable to Noncontrolling Interest	—	—	(4)	—	(4)

Net Income (Loss) Attributable to Limited Brands, Inc.	$200	$304	$87	$(391)	$200

LIMITED BRANDS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(Unaudited)

	Year-to-Date 2009
	Limited Brands, Inc.	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated Limited Brands, Inc.
Net Cash Provided by (Used for) Operating Activities	$(116)	$265	$95	$—	$244

Investing Activities:
Capital Expenditures	—	(62)	(35)	—	(97)

Net Cash Provided by (Used for) Investing Activities	—	(62)	(35)	—	(97)

Financing Activities:
Net Proceeds from Debt Issuance	473	—	—	—	473
Prepayment of Term Loan	(125)	—	—	—	(125)
Repurchase of Debt	(5)	—	—	—	(5)
Financing Costs Related to the Amendment of 5-Year Facility and Term Loan	(19)	—	—	—	(19)
Dividends Paid	(96)	—	—	—	(96)
Net Financing Activities and Advances to/from Consolidated Affiliates	(112)	96	16	—	—

Net Cash Provided by (Used for) Financing Activities	116	96	16	—	228

Effects of Exchange Rate Changes on Cash and Cash Equivalents	—	—	2	—	2
Net Increase in Cash and Cash Equivalents	—	299	78	—	377
Cash and Cash Equivalents, Beginning of Period	—	938	235	—	1,173

Cash and Cash Equivalents, End of Period	$—	$1,237	$313	$—	$1,550

LIMITED BRANDS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(Unaudited)

	Year-to-Date 2008
	Limited Brands, Inc.	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated Limited Brands, Inc.
Net Cash Provided by (Used for) Operating Activities	$(94)	$390	$(49)	$—	$247

Investing Activities:
Capital Expenditures	—	(222)	(50)	—	(272)
Net Proceeds from the Divestiture of Joint Venture	—	—	144	—	144
Return of Capital from Express	—	—	95	—	95
Net Investments in Consolidated Affiliates	—	(5)	—	5	—
Other Investing Activities	—	—	(3)	—	(3)

Net Cash Provided by (Used for) Investing Activities	—	(227)	186	5	(36)

Financing Activities:
Payments of Long-term Debt	—	—	(4)	—	(4)
Dividends Paid	(103)	—	—	—	(103)
Repurchase of Common Stock	(161)	—	—	—	(161)
Excess Tax Benefits from Share-based Compensation	—	1	1	—	2
Net Financing Activities and Advances to/from Consolidated Affiliates	341	(256)	(80)	(5)	—
Proceeds From Exercise of Stock Options and Other	17	—	—	—	17

Net Cash Provided by (Used for) Financing Activities	94	(255)	(83)	(5)	(249)

Effects of Exchange Rate Changes on Cash and Cash Equivalents	—	—	(2)	—	(2)
Net Increase (Decrease) in Cash and Cash Equivalents	—	(92)	52	—	(40)
Cash and Cash Equivalents, Beginning of Period	—	902	116	—	1,018

Cash and Cash Equivalents, End of Period	$—	$810	$168	$—	$978

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

of Limited Brands, Inc.:

We have reviewed the consolidated balance sheets of Limited Brands, Inc. and subsidiaries (the “Company”) as of August 1, 2009 and August 2, 2008, and the related consolidated statements of income for the thirteen and twenty-six week periods ended August 1, 2009 and August 2, 2008, and the consolidated statements of cash flows for the twenty-six week periods ended August 1, 2009 and August 2, 2008. These financial statements are the responsibility of the Company’s management.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the consolidated interim financial statements referred to above for them to be in conformity with U.S. generally accepted accounting principles.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Limited Brands, Inc. and subsidiaries as of January 31, 2009, and the related consolidated statements of income, total equity, and cash flows for the year then ended (not presented herein), and in our report dated March 27, 2009, except for the effects of the adoption of SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” and the related disclosures in Notes 1, 2, and 10 as to which the date is June 12, 2009 and Note 24 as to which the date is November 10, 2009, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of January 31, 2009, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

/s/ Ernst & Young LLP

Columbus, Ohio

September 4, 2009,

except for Note 20 as to which the date is November 10, 2009